Exhibit 99.1

PDI Enters Definitive Agreement to Sell Its Commercial Services Business to Publicis Healthcare Communications Group

PDI to Focus on Growing Molecular Diagnostics Business; Plans to Change Name to Interpace Diagnostics Group

PDI to receive $25.5 to $32.5 million up front cash payment and a contingent earnout payment

Combination Would Create A Global Leader in Healthcare Commercial Services

Parsippany, NJ & Yardley, PA, November 2, 2015 — PDI, Inc. (Nasdaq: PDII) and Publicis Healthcare Communications Group (PHCG), part of Publicis Groupe [Euronext Paris: FR0000130577, CAC40], have entered into a definitive asset purchase agreement under which PHCG will acquire PDI’s Commercial Services business (CSO) for an initial cash payment at closing of up to approximately $33 million, $7 million of which is contingent upon securing certain CSO client commitments, plus an earnout payment based upon 2016 CSO revenue.  While there are no assurances that any earnout payment will be achieved, PDI expects the earnout payment to range from $5 million to $15 million if certain CSO client commitments are obtained. If earned, the earnout payment will be payable in April 2017. This transaction, which has been unanimously approved by the board of directors of both companies, is subject to PDI’s stockholder approval and customary closing conditions. Stockholders representing approximately 46% percent of PDI’s outstanding shares have agreed, subject to certain conditions, to vote in favor of the transaction.

PDI intends to utilize proceeds from the transaction to strengthen its balance sheet and focus resources on its growing molecular diagnostic business.  After closing of the transaction, PDI will change its corporate name to Interpace Diagnostics Group, Inc. as well as its NASDAQ trading symbol to IDXG.

With the acquisition of PDI, PHCG’s salesforce will count more than 4000 healthcare professionals to meet their clients’ needs, and will further strengthen their leadership in providing customized sales, service and clinical teams. This makes PHCG the most powerful source for outsourced healthcare promotional and marketing talent in the industry.

“Our Board of Directors believes that this transaction is in the best interest of our clients, our employees, and our stockholders. Our agreement with Publicis Healthcare Communications Group is a win-win situation for both companies and maximizes the value of our CSO business for our stockholders,” said Nancy Lurker, President & CEO of PDI.

Nicholas Colucci, CEO of Publicis Healthcare Communications Group commented, “We believe the addition of the PDI CSO business will enhance our position as a leading commercialization partner to pharmaceutical and biotech companies globally.  Our team has an excellent track record of integrating acquired assets into our operations. We are confident that the addition of PDI’s CSO business to our existing capabilities will immediately benefit both our clients. The combination also creates positive career opportunities for the CSO field organizations; and we look forward to welcoming the PDI CSO team to our company.”

Graham Miao, Executive Vice President and CFO of PDI added, “Upon closing, we intend to use approximately $22 million of the cash proceeds to pay off our existing commercial debt. We expect the remaining cash proceeds, net of transaction costs, to increase our cash position at closing by approximately $2 to $9 million, contingent on securing certain CSO client commitments and subject to customary working capital adjustments. We currently expect that the transaction will close during the fourth quarter of this year.”

Craig-Hallum Capital Group, LLC acted as exclusive financial advisor to PDI in connection with the proposed transaction and delivered a fairness opinion to PDI’s Board of Directors.

IMPORTANT TRANSACTION INFORMATION

In connection with the transaction, the Company will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at, PDI, Inc., Morris Corporate

Center 1, Building A, 300 Interpace Parkway, Parsippany, NJ 07054, Attention: Chief Financial Officer, or by telephone at (800) 242-7494. The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. Certain executive officers and directors of the Company have interests in the transaction that may differ from the interests of stockholders generally including without limitation acceleration of vesting of stock options, restricted stock and other benefits conferred under employment agreements. These interests will be described in the proxy statement when it becomes available. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transactions when it becomes available.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to our future financial and operating performance. PDI has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.  These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, our ability to adequately finance the business, the market’s acceptance of our molecular diagnostic tests; projections of future revenues, growth, gross profit and anticipated internal rate of return on investments; the loss, early termination or significant reduction of any of our existing service contracts; the failure to meet performance goals in PDI’s incentive-based arrangements with customers; the inability to secure additional business; or our inability to develop more predictable, higher margin business through sales of our molecular diagnostic tests, in-licensing or other means. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission (SEC), including without limitation, the Annual Report on Form 10-K filed with the SEC on March 5, 2015 and in PDI’s Form 10-Q filed with the SEC on August 14, 2015. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

ABOUT PDI, INC.

PDI is a leading healthcare commercialization company providing go-to-market strategy and execution to established and emerging pharmaceutical, biotechnology, diagnostics and healthcare companies in the United States through its Commercial Services business, and developing and commercializing molecular diagnostic tests through its Interpace Diagnostics business. PDI’s Commercial Services is focused on providing outsourced pharmaceutical, biotechnology, medical device and diagnostic sales teams to its corporate customers. PDI’s Interpace Diagnostics is focused on developing and commercializing molecular diagnostic tests, leveraging the latest technology and personalized medicine for better patient diagnosis and management. For more information about us, please visit www.pdi-inc.com.

ABOUT PUBLICIS HEALTHCARE COMMUNICATIONS GROUP

Publicis Healthcare Communications Group (PHCG) is the largest health-oriented agency network in the world. A division of Publicis Groupe, PHCG manages top-tier agencies specializing in promoting innovative solutions in advertising, digital, branding, message delivery, market access, and medical communications. PHCG is dedicated to creating experiences that compel action, change lives, and amplify business outcomes. With more than 5,500 employees, PHCG manages 12 agency brands through 60 offices located in 10 countries. PHCG’s brands are Saatchi & Saatchi Wellness, Digitas Health LifeBrands, Publicis Life Brands, Razorfish Health, Heartbeat Ideas, Discovery, in-sync Customer Insights, Publicis Health Media, Publicis Touchpoint Solutions, Maxcess, and Verilogue.

Web: www.publicishealthcare.com

Facebook: @publicishealthcare

Twitter: @PublicisHealthC

CONTACTS:

PDI, Inc and Interpace Diagnostics

Investor Relations:
Chris Dailey/Doug Sherk
EVC Group, Inc.
(646) 445-4800
cdailey@evcgroup.com

Corporate Media:
Corinne de Palma
CD Public Relations
(212) 399-0887
Corinne@CDPublicrelations.net

PUBLICIS HEALTHCARE COMMUNICATIONS GROUP:

Michelle AuBuchon, PHCG

Phone: (212) 771-5528

Mobile: (917) 703-2870

michelle.aubuchon@publicishealthcare.com